Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 332-218414 on Form S-4 of our reports dated March 2, 2017, relating to the consolidated financial statements of Bill Barrett Corporation and subsidiaries, and the effectiveness of Bill Barrett Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Bill Barrett Corporation for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

June 14, 2017